Exhibit 99.1

SCSF Equities, LLC
5200 Town Center Circle, Suite 600
Boca Raton, Florida 33486

March 28, 2008

VIA EMAIL AND OVERNIGHT MAIL

Furniture Brands International, Inc. Attention: Ralph P. Scozzafava Vice Chairman and Chief Executive Officer 101 South Hanley Road, Suite 1900 Saint Louis, Missouri 63105

Re:                             Stockholder List Access Demand Pursuant to Delaware General Corporation Law Section 220

Dear Mr. Scozzafava:

SCSF Equities, LLC, a Delaware limited liability company (“SCSF Equities”), is the beneficial owner of 4,581,881 shares (the “Shares”) of common stock, stated value $1.00 per share, of Furniture Brands International, Inc., a Delaware corporation (the “Company”).  As evidence of our ownership of the Shares, attached hereto please find a true and correct copy of the relevant portions of the most recent brokerage statement provided to SCSF Equities by its broker reflecting such ownership.

Pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”) and other applicable law, SCSF Equities hereby demands (the “Demand”) the right, during the Company’s usual business hours to inspect the following records and documents of the Company (the “Demand Materials”) and to make copies and extracts therefrom:

1.              A complete record or list of the Company’s stockholders, certified by the Company or its transfer agent, showing the names and addresses of each stockholder and the number, series and class of shares of stock registered in the name of each such stockholder, as of the date of this Demand and as of any record date (the date hereof and any such record date, the “Determination Date”) established or to be established for the 2008 annual meeting of the stockholders of the Company and any adjournments, postponements, rescheduling or continuation thereof or any other meeting of stockholders held in lieu thereof (the “2008 Annual Meeting”).

2.              Relating to the list of stockholders and all other information referred to in paragraph 1, electronic media containing such information, the computer processing data necessary for the undersigned to make use of such information on electronic media and a hard copy printout of such information in order of descending balance for verification purposes.

3.              All daily transfer sheets showing changes in the names and addresses of the Company’s stockholders and/or in the number, series and class of shares of the Company’s stockholders after the Determination Date which are in or come into the possession of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to referred to in paragraph 1.

4.              All information in or which comes into the Company’s or its agents’ possession, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, up to and including the Determination Date, concerning the names and addresses of and the number, series and class of shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. (whether in electronic form or list form), including any daily or weekly participant list for the Depository Trust Company, or from other similar depositories or nominees, including any respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

5.              All information on electronic media and the relevant processing data and printouts (as described in paragraph 2 above) containing the name and address of and the number, series and class of shares of stock of the Company attributable to any participant in any employee stock ownership plan, stock purchase plan or other employee compensation or benefit plan of the Company in which the decision as to the voting of the shares held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which SCSF Equities and its agents and representatives may communicate with each such plan, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also of shares for which the trustee or the administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

6.              All information in or which comes into the Company’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees up to and including the Determination Date, relating to the names of the non-objecting beneficial owners of the Company’s stock pursuant to Rule 14b-1(b) or Rule 14b-2(b) under the Exchange Act, in the format of a computer disk or similar electronic media and a printout in descending order balance.  If such information is not in the Company’s possession, custody or control, such information should be requested from Broadridge Financial Solutions, Inc. (formerly ADP Proxy Services) - Investor Communications Services.

7.              Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto after the Determination Date.

SCSF Equities demands further that all modifications, additions or deletions to any and all information in the Demand Materials be immediately furnished as such modifications, additions or deletions become available to the Company or its representatives or agents.

SCSF Equities makes this notification and demand to inspect, copy and make extracts of the Demand Materials in good faith and for the purpose of enabling SCSF Equities to communicate with the Company’s stockholders concerning solicitation of proxies with respect to the election of directors at the 2008 Annual Meeting.

I hereby designate and authorize D.F. King & Co., Inc., its employees and any other persons designated by it or by me, acting singly or in any combination, to conduct the inspection and copying herein requested.  Pursuant to Section 220 of the DGCL, you are required to respond to this Demand within five (5) business days of the date hereof.  Accordingly, please advise, electronically and by mail, Thomas W. Christopher (tchristopher@kirkland.com; (212) 446-4790) of Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022, facsimile (212) 446-4900 and Edward McCarthy or Richard Grubaugh (emccarthy@dfking.com and rgrubaugh@dfking.com, respectively; (212) 269-5550) of D.F. King & Co., Inc., 48 Wall Street New York, NY  10005  facsimile (212) 709-3279, as promptly as practicable within the requisite timeframe, when and where the Demand Materials will be made available.

If you refuse to permit the inspection and copying demanded herein, or fail to reply to this demand within five (5) business days of the date of this letter, SCSF Equities intends to apply to the Court of Chancery of the State of Delaware for an order compelling such inspection under DGCL Sections 220(b) and (c).

SCSF Equities reserves the right to withdraw or modify this request at any time, and to make other demands of the Company whether pursuant to the DGCL, other applicable law, or the Company’s certificate of incorporation or bylaws.

Thank you for your attention to this matter.  If you have any questions, please contact Mr. Christopher at (212) 446-4790 or at tchristopher@kirkland.com.

Sincerely,

SCSF EQUITIES, LLC

By:	/s/ Jason G. Bernzweig
	Name:	Jason G. Bernzweig
	Title:	Vice President

cc:	Wilbert G. Holliman, Chairman of the Board
Furniture Brands International, Inc.

Stephen Fraidin, Kirkland & Ellis LLP
Thomas W. Christopher, Kirkland & Ellis LLP

Verification and Power of Attorney

STATE OF FLORIDA	)
	)	ss.:
)

COUNTY OF PALM BEACH

Jason G. Bernzweig, Vice President of SCSF Equities, LLC, being duly sworn, deposes, and says:

(1)                                 I hereby certify that the foregoing is the letter of demand for the inspection of certain designated Demand Materials (as defined in such foregoing letter of demand, such letter the “Demand Letter”) of Furniture Brands International, Inc. and that the statements made therein are true and correct.

(2)                                 The Demand Letter designates D. F. King & Co., Inc., its employees and any other persons designated by it or by me, acting singly or in any combination, as my attorney or agent to conduct such inspection and copying.  The Demand Letter and this verification are my power of attorney authorizing the foregoing persons to act on behalf of myself with respect to the Demand Materials.

By:	/s/ Jason G. Bernzweig
	Name:	Jason G. Bernzweig
	Title:	Vice President

Sworn to before me this
28th day of March, 2008.

/s/ Allison Herbert
Notary Public
My Commision #DD548415
Expires: May 4, 2010
Bonded Thru Notary Public Underwriters